Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described in the heading “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value” in Part II, Item 5 of the Annual Report on Form 10-K for the period ended December 31, 2022 of Ares Real Estate Income Trust Inc., being incorporated by reference in (i) the Registration Statement on Form S-3 (No. 333-230311) of Ares Real Estate Income Trust Inc., and the related prospectus, and (ii) the Registration Statement on Form S-8 (No. 333-194237) of Ares Real Estate Income Trust Inc. We also hereby consent to the same information and the reference to our name in the heading “Experts” being included in the prospectus related to the Registration Statement on Form S-11 (File No. 333-252212) of Ares Real Estate Income Trust Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.

March 17, 2023